Exhibit 23.1

Consent of Independent Auditors

To the Board of Directors

Heritage Bankshares, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 14, 2009, with respect to the consolidated balance sheets of Heritage Bankshares, Inc. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years then ended, which report appears in the Amended Annual Report on Form 10-K/A (Amendment No. 1) of Heritage Bankshares, Inc., for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Elliott Davis LLC
Elliott Davis LLC

Galax, Virginia

July 24, 2009